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                                                                    EXHIBIT 12.0

                         MATTEL, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in thousands, except ratios)

                                  (Unaudited)

                                           FOR THE
                                       SIX MONTHS ENDED                           FOR THE YEARS ENDED(a)
                                   ------------------------   -------------------------------------------------------------------
                                     June 30,      June 30,     Dec. 31,      Dec. 31,      Dec. 31,      Dec. 29,      Dec. 30,
                                       1994        1993(a)       1993          1992          1991          1990          1989
                                   ----------    ----------   ----------    ----------    ----------    ----------    -----------
EARNINGS AVAILABLE FOR FIXED
  CHARGES:
 Income before income taxes,
  cumulative effect of
  changes in accounting
  principles and extraordinary
  item                               $127,351      $90,238     $236,646      $282,945      $214,326      $143,482       $109,165

 Less (plus) minority interest
  and undistributed income (loss)
  of less-than-majority-owned
  affiliates, net                         (43)          18          124           (23)        2,432         3,319            708

 Add:
  Interest expense                     19,613       28,138       62,614        68,716        64,334        49,929         53,251
  Appropriate portion of rents(b)       7,036        5,655       11,276        11,898         7,871         7,115          6,696
                                     --------     --------     --------      --------      --------      --------       --------
 Earnings available for fixed
  charges                            $153,957     $124,049     $310,660      $363,536      $288,963      $203,845       $169,820
                                     ========     ========     ========      ========      ========      ========       ========
FIXED CHARGES:
 Interest expense                     $19,613      $28,138      $62,614       $68,716       $64,334       $49,929        $53,251
 Capitalized interest                       -            -            -             -             -         4,240              -
 Appropriate portion of rents(b)        7,036        5,655       11,276        11,898         7,871         7,115          6,696
                                     --------     --------     --------      --------      --------      --------       --------
 Fixed charges(c)                     $26,649      $33,793      $73,890       $80,614       $72,205       $61,284        $59,947
                                     ========     ========     ========      ========      ========      ========       ========
Ratio of earnings to fixed
 charges                                 5.78 X       3.67 X       4.20 X        4.51 X        4.00 X        3.33 X         2.83 X
                                     ========     ========     ========      ========      ========      ========       ========


(a) Consolidated financial information for 1993, 1992 and 1991 has been restated for the effects of the November 1993 merger of Fisher-Price, Inc. into a wholly-owned subsidiary of the Company, accounted for as a pooling of interests. Fisher-Price, Inc. was excluded from periods prior to July 1, 1991, while its business was operated as a division of The Quaker Oats Company.

(b) Portion of rental expenses which is deemed representative of an interest factor, not to exceed one-third of total rental expense.

(c) Until July 1, 1991, the Company was a guarantor of certain foreign bank lines of credit extended to less-than-majority-owned joint ventures. Performance by the Company pursuant to these guarantees was deemed unlikely, thus the associated fixed charges have been excluded from computation of the ratio of earnings to fixed charges. The portion of fixed charges paid by less-than-majority-owned joint ventures for which the Company was guarantor was approximately $4.5 million, $4.8 million, and $5.5 million in 1991, 1990 and 1989, respectively.